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                                                                   Exhibit 10.11

                          SPONSORED RESEARCH AGREEMENT

                                     between

                             Gemini Research Limited
                                    (SPONSOR)

                                       and

                    President and Fellows of Harvard College
                            Cambridge, Massachusetts

                                    (HARVARD)

1.    Definitions and Interpretation

1.1 In this Agreement and in the Schedules to this Agreement, the following words and phrases shall have the following meanings unless the context requires otherwise:

1.1.1 "Affiliate" shall mean any company, partnership or other entity which directly or indirectly Controls, is Controlled or is under common Control with either Party including as a Subsidiary or Holding Company.

1.1.2 "Agreement" shall mean this sponsored research agreement and any and all schedules, appendices and other addends to it as may be varied from time to time in accordance with the provisions of this Agreement.

1.1.3 "Background Confidential Information" shall mean Sponsor Know How or tradesecrets and Sponsor Future Works delivered to Principal Investigator. Such Background Confidential Information is proprietary information which although useful for the conduct of the basic research investigations described in Appendix A, is not necessary for interpretation or verification of Principal Investigator's research results. Background Confidential Information shall also include information relating to the business affairs or finances of one of the Parties or their Affiliates coming into the possession of the other Party in relation to this Agreement.

1.1.4 "Business Day" shall mean 9:30 am to 5:30 pm on a day other than a Saturday, Sunday, bank or other public holiday.

1.1.5 "Competent Authority" shall mean any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any country or of any


               Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

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       government of any country having jurisdiction over either any of the activities contemplated by this Agreement or the Parties.

1.1.6 "Control" shall mean the ownership of more than fifty (50%) percent of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question.

1.1.7 "Directive" shall mean any present or future law, regulation, directive requirement, instruction, direction or rule of any Competent Authority including any amendment, extension or replacement thereof which is from time to time in force.

1.1.8 "Disclosing Party" a party which discloses Background Confidential Information to another Party.

1.1.9 "Documents" shall mean paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM and any other media on which Know How can be permanently stored.

1.1.10 "Effective Date" shall mean the date of execution of this Agreement.

1.1.11 "Harvard" shall mean the President and Fellows of Harvard College, a charitable organization having offices at 1350 Massachusetts Ave., Holyoke Center, 4th floor, Cambridge, MA 02138.

1.1.12 "Know How" shall mean unpatented technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data, formulas, ideas, inventions, procedures for experiments and tests and results of experimentation and testing, including results of research or development processes including manufacturing processes, specifications and techniques, developed pursuant to and during the term of this Agreement.

1.1.13 "Licence" shall mean the licences granted by Harvard to Sponsor hereunder.

1.1.14 "Parties" shall mean Harvard and Sponsor.

1.1.15 "Principal Investigator" shall mean Dr. Xiping Xu.

1.1.16 "Program Invention" shall mean any patented discovery arising directly out of the research program described in the Statement of Work (Attachment A) during the term of this Agreement. Program Invention shall specifically exclude Sponsor Future Works.

1.1.17 "Program Materials" shall mean any and all materials obtained and/or developed under the Study during the term of this Agreement including, but not limited to blood, plasma, cells, cell lines, and tissues, and any and all DNA and RNA isolated therefrom and any progeny related to such blood, plasma, cells, cell lines and tissues.

1.1.18 "Recipient Party" shall mean a Party which receives Background Confidential Information or Confidential Information from another party.

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1.1.19 "Sponsor" shall mean Gemini Research Limited, a corporation having offices at 162 Science Park, Milton Rd, Cambridge, UK CB4 4GH

1.1.20 "Sponsor Future Works" shall mean all data, reports, results and other Know How produced or obtained by Sponsor as a result of any genotyping, phenotyping or other work carried out by any person in relation to or in connection with the Program Materials, including but not limited to abstracts, articles and other written materials relating to such genotyping together with all modifications, improvements and amendments thereto. Sponsor Future Works shall specifically exclude any such data, reports, results or Know How generated by the Principal Investigator or any Harvard employee or student performing the Study under this Agreement.

1.1.21 "Study" shall mean the recruitment and observation of and collection of certain material from 5000 sets of twins aged between 18 to 75.

1.1.22 "Subsidiary or Holding Company" shall have the meaning ascribed to those expressions by Section 736 of the Companies Act 1985 (as amended).

1.2    In this Agreement:

1.2.1 unless the context otherwise requires all references to a particular Clause, Schedule or paragraph shall be a reference to that Clause, Schedule or paragraph in or to this Agreement as it may be amended from time to time pursuant to this Agreement.

1.2.2 the headings are inserted for convenience only and shall not affect the interpretation of any provision of this Agreement.

1.2.3 unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa.

1.2.4 unless the contrary intention appears words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organization or other entity, in each case whether or not having separate legal personality.

1.2.5 reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.

1.2.6 reference to the words "include" or "including" are to be construed without limitation to the generality of the preceding words.

2. Scope of Work and Appointment

Sponsor hereby appoints Harvard to conduct the Study under protocols to be designed by Harvard in consultation with Sponsor ("the Protocols") and grants to Harvard, and Harvard accepts, support for basic research investigations under the direction of Dr. Xiping Xu at School of Public Health as outlined in the Protocols contained in the attached Statement of Work (Attachment A). Harvard undertakes this research in furtherance of its goal of seeking new knowledge.

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3. Harvard's Obligations

3.1 Harvard agrees to carry out the Study and perform the experiments described in the Statement of Work according to the Protocols, as approved by Harvard's Committee on the Use of Human Subjects in Research.

3.2 Harvard agrees that all recruits to the Study will have completed and executed either Sponsor's form of consent or a substantially similar form of consent, as approved by Harvard's Committee on the Use of Human Subjects in Research. Such forms will include provision specifying that such recruits waive all contractual or proprietary or other interests they may have in the raw data and Program Materials collected on or from them.

3.3 Harvard agrees and acknowledges that it has not and shall not have any contractual or proprietary interest in the Sponsor Future Works.

4. Compensation

In consideration of Harvard's exerting its good faith efforts to carry out the research described in Attachment A, Sponsor will pay Harvard the following amount:

                                        *

According to the Budget included in Attachment B, Sponsor will pay Harvard one half of the amount for the first year upon the execution of this Agreement, and the remaining payments will be made at six-month intervals in advance.

Checks should be made payable to the President and Fellows of Harvard College and should identify the Sponsor and the Principal Investigator and be sent to:

                          Office for Sponsored Research
                           Holyoke Center - 4th Floor
                            1350 Massachusetts Avenue
                               Cambridge, MA 02138

Harvard shall not be obligated to expend funds in excess of those provided under this Agreement to conduct the Study.

5. Period of Performance

Research under this Agreement will be performed during the period January 1, 1998 through December 31, 2001. Harvard and Principal Investigator will make reasonable and good faith efforts to ensure that the Study is completed within this period of time. In no event will Harvard be obligated to expend funds in excess of the amount specified in Section 4 for the collection of the exact number of samples specified in Study.

6. Technical Representatives

6.1 Sponsor's technical representative shall be Dr. Paul Kelly or such other representative as Sponsor may subsequently designate in writing.

6.2 Harvard has appointed Dr. Xiping Xu as Harvard's representative to direct and


               Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission
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       conduct the Study.

6.3 The Principal Investigator is responsible for co-ordinating and implementing Harvard's obligations set out in Clause 3.2.

6.4 Principal Investigator is authorised to act on behalf of Harvard for the purpose of all dealings with Sponsor relating to scientific issues arising under this Agreement.

7. Consultation with Sponsor's Representatives

During the period of this Agreement, Sponsors Technical/Scientific Representative and other representatives may have reasonable access to consult informally with Harvard's Principal Investigator regarding the Study both personally and by telephone. Access to work carried on in Harvard laboratories in the course of the Study shall be entirely under the control of Harvard personnel; Sponsor's representatives shall be permitted to visit such laboratories only during usual hours of operation as is mutually agreeable.

8. Technical Reports

The Principal Investigator shall make up to four (4) oral reports each year if requested by SPONSOR's Technical Representative. Within sixty (60) days after the expiration of this Agreement, the Principal Investigator shall submit a comprehensive final report to SPONSOR.

9. Publicity

Neither Party shall use the name of the other in any form of advertising or promotion without the prior written approval of the other. The parties may, however, acknowledge Sponsor's support for, and the nature of, the investigations being pursued under this Agreement. In any such statement, the relationship of the parties shall be accurately and appropriately described.

10. Publication

HARVARD has the right to publish and otherwise publicly disclose information it has gained in the course of research relating to the Study. For publications which contain authors from both Sponsor and Harvard ("joint publications"), the decision to publish will be made jointly by the Parties. For publications which contain authors from Harvard only, the decision to publish will be at Harvard's sole discretion, subject to the following paragraph.

In order to permit Sponsor an opportunity to determine if patentable inventions are disclosed, the Principal Investigator will provide Sponsor with copies of articles written by project personnel reporting on research relating to the Study at least thirty (30) days prior to submission for publication. Sponsor shall inform Harvard and the author(s) within such thirty (30) day period whether in its judgment the material contains information on which patent applications may or should be filed. Harvard shall be responsible for the preparation and filing of any such patent applications.

Harvard shall inform the Principal Investigator of the effect on patent rights of the disclosure of patentable information prior to the filing of a patent application and shall use reasonable efforts to ensure that Program Inventions are protected by patent applications filed prior to public disclosure.

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11. Intellectual Property

All rights in Program Inventions, Program Materials and Know How created in the course of the Study shall be the property of Harvard. Harvard shall procure that the Principal Investigator assigns to Harvard any and all right, title and interest he may have in and to Program Inventions, Program Materials and Know How.

The parties agree that all Program Materials will be held by Harvard. Sponsor will have access to such Program Materials. Samples of Program Materials may be transferred to Sponsor, as mutually agreed by the parties, for specific research projects and such Agreement shall not be reasonably withheld. Harvard agrees that it will not transfer Program Materials to any other for-profit entity.

Subject to any pertinent obligations to other sponsors, including the provisions of Public Laws 96-517 and 98-620, Harvard hereby grants to Sponsor an exclusive and perpetual, worldwide, fully paid up commercial license under Know How, developed during the term of this Agreement, to use, develop or sublicense for any commercial purposes such Know How. Such license, which will be substantially similar in form to the license agreements incorporated as an example in Appendix A, will be exclusive in that Harvard agrees it will not grant similar rights to any other for-profit entity. It is understood, however, that Harvard will be free to publish such Know How and disclose Program Materials in accordance with Section 10.

Subject to any pertinent obligations to other sponsors, including the provisions of Public Laws 96-517 and 98-620, Harvard hereby grants to Sponsor an exclusive option to negotiate an exclusive, worldwide right and license with the right to sublicense any Program Invention, conceived and reduced to practice during the term of this Agreement. Such option will extend for a period of one (1) year following written disclosure by Harvard to Sponsor of such Program Invention. During the option period, Sponsor agrees to reimburse Harvard for reasonable out-of-pocket expenses incurred for patent preparation and filing. Harvard agrees to negotiate in good faith to establish the terms of an exclusive license agreement. The Parties agree that such terms will reflect current industry standards for licensing of similar technologies and that, in no event, *. If the Parties fail to reach agreement within such one (1) year period or within any mutually agreed upon extensions, Harvard shall be free to license a third party, provided however that, the terms offered to such third party shall be no more favorable than those last offered to Sponsor.

If Sponsor fails to exercise its option within the one (1) year period or any mutually agreed upon extensions of such, Harvard shall be free to license a third party on any terms whatsoever.

Subject to Clause 12, Sponsor and Harvard acknowledge and agree that Principal Investigator may use Know How, Program Materials and Program Inventions in his own academic research or in collaborative research with other academic investigators, provided, however, that such research is not undertaken so as to conflict with the rights of Sponsor under this Agreement. If any inventions are made by the Principal Investigator as a result of any such research employing Know How, Program Materials and Program Inventions after the expiration of this Agreement, Harvard agrees to notify Sponsor in writing of such invention at the time any such inventions become available for commercial licensing.

                                       *


               Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission
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*

12. Collaboration

It is understood that the Harvard investigators shall be free to collaborate with other academic investigators at Harvard or at other academic or governmental institutions. Harvard agrees to inform Sponsor of any such collaborations that involve Know How or Program Inventions.

13. Confidentiality

13.1   Each of the Parties (the "Recipient Party") undertakes and agrees to:

       13.1.1 only use the Background Confidential Information for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever,

       13.1.2 ensure that only those of its officers and employees who are directly concerned with the carrying out of this Agreement have access to the Background Confidential Information on a "need to know" basis and are informed of the confidential nature of it;

       13.1.3 clearly identify the Background Confidential Information as confidential.

13.2 The obligations of confidence referred to in Cause 13.1 shall not extend to any Background Confidential Information which:

       13.2.1 is or becomes generally available to the public other than by reason of breach by a Recipient Party of the provisions of this Clause;

       13.2.2 is known to the Recipient Party and is at its free disposal (having been generated independently by the Recipient Party or a third party in circumstances where it has not been derived directly or indirectly from the Disclosing Party's Confidential Information) prior to its receipt from the Disclosing Party provided that evidence of such knowledge is finished by the Recipient Party to the Disclosing Party within 28 days of receipt of such Background Confidential;

       13.2.3 is subsequently disclosed to the Recipient Party without obligations of confidence by a third party having no such obligations of confidence to the Disclosing Party;

       13.2.4 is required by law to be disclosed (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the Disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the Disclosing Party with a view to agreeing on timing and consent of such disclosure.

13.4 All Background Confidential Information disclosed by the Disclosing Party to the Recipient Party shall remain the property of the Disclosing Party. In the event that a


               Confidential treatment Requested and the Redacted
             Material has been separately filed with the Commission
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       court or Competent Authority assumes partial or complete control over the assets of a Recipient Party based on the insolvency or bankruptcy of the Party, the Recipient Party shall:

       13.4.1 promptly notify such court or Competent Authority:

              (a) that Background Confidential Information received from the Disclosing Party under this Agreement remains the property of the Disclosing Party, and

              (b)    of the confidentiality obligations under this Agreement;
                     and

       13.4.2 to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the Disclosing Party's Background Confidential and to ensure that the court or Competent Authority maintains such information in confidence in accordance with this Agreement.

13.5 The obligations of the Parties under Causes 13.1 to 13.4 shall survive the expiration or termination of this Agreement for whatever reason for a period of three (3) years.

14. Indemnification

Sponsor hereby waives, and agrees to indemnify, defend, and hold harmless Harvard and its present and former officers, directors, governing board members, employees, agents and students from any claim, loss, cost, expense, or liability of any kind including reasonable attorney's fees and expenses arising out of or connected with this Agreement or the Study, except to the extent such claim is due to the negligence of Harvard or arises from Harvard's failure to conduct the Study in accordance with the terms of this Agreement or as described in the mutually agreed upon Statement of Work, or arises as a result of Harvard's breach of this Agreement, and including, without limitation, product liability claims relating to products based on the Study. Harvard shall promptly notify Sponsor of any such claim and shall cooperate with Sponsor and its insurance carrier in the defense of the claim. Sponsor agrees to consult with Harvard regarding the defense of such claim and to submit any proposed settlement to Harvard in advance of its approval.

15. Warranties

HARVARD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION, ORIGINALITY OR ACCURACY OF THE RESEARCH OR ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. HARVARD SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY SPONSOR, ANY LICENSEE, OR ANY OTHERS RESULTING FROM THE USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT.

16. Independent Contractor

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For the purposes of this Agreement and all services to be provided hereunder, each Party shall be, and shall be deemed to be, an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, except as may be explicitly provided for herein or authorized by the other Party in writing.

17. Governing Law

The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the laws of the Commonwealth of Massachusetts.

18. Assignment

Save as otherwise provided in this Agreement each Party shall not without the prior written consent of the other assign the benefit and/or burden of this Agreement except to an Affiliate or a third Party acquiring the entire business of the assigning Party and then only provided that such Affiliate or third Party first undertakes in writing to the other Party to be bound by the terms of this Agreement. Any and all assignments not made in accordance with this section shall be void.

19. Notices

Any notice or report required or permitted to be given under this Agreement shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail to the following addresses of either party:

                                 Patricia Tucker
                           Director, Awards Management
                          Office for Sponsored Research
                               Harvard University
                            1350 Massachusetts Avenue
                         Cambridge, Massachusetts 02138

                                       and

                                 Dr. Paul Kelly
                            Gemini Research, Limited
                                162 Science Park
                              Milton Rd, Cambridge
                                  U.K. CB4 4GH

or to such other addresses as shall hereafter have been furnished by written notice to the other party.

20. Title to Equipment

Harvard shall retain title to all equipment purchased and/or fabricated by it with funds provided by Sponsor under this Agreement.

21. No Oral Modification

No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in witting and signed by duly authorized representatives of the parties hereto.

22. Paragraph Headings

The section headings are provided for convenience and are not to be used in construing this Agreement.

23. Survivorship

The provisions of Sections 3.3, 9, 13, 14 and 15 shall survive any expiration or termination of this Agreement.

24. Term and Termination

This Agreement shall expire on December 31, 2001 unless extended or sooner terminated in accordance with the provisions of this section.

Either party may terminate this Agreement upon any anniversary date by giving the other party one (1) year's prior written notice of its election to terminate. In addition, either may terminate this Agreement upon thirty (30) days written notice if circumstances beyond its control preclude continuation of the Study.

In the event Harvard's Principal Investigator is unavailable or unable to continue direction of the Study for a period in excess of ninety (90) days, Harvard shall notify Sponsor and may nominate a replacement; if Harvard does not nominate a replacement or if that replacement is unsatisfactory to Sponsor, Sponsor may terminate this Agreement upon thirty (30) days written notice and such rights to terminate shall be Sponsor's sole remedy at law or in equity.

If Sponsor fails to meet any of its material obligations under this Agreement and shall fail to remedy these failures within sixty (60) days after receipt of written notice thereof, Harvard shall have the option of terminating this Agreement upon written notice thereof, and may terminate any licenses or options granted to Sponsor. In the event Harvard fails to meet its material obligations under this Agreement and shall fail to remedy these failures within sixty (60) days after receipt of written notice thereof, Sponsor shall have the option of terminating this Agreement upon written notice thereof, and such right to terminate shall be Sponsor's sole remedy at law or in equity.

Upon termination of this Agreement for any reason except Harvard's material breach of any of the material provisions of this Agreement, Sponsor shall reimburse Harvard for all reasonable expenses or uncancellable commitments incurred as of the date of notice of termination but not to exceed the total amount committed under this Agreement. In the event of termination due to Harvard's material breach of a material provision of this Agreement, Sponsor and Harvard will negotiate a final financial settlement appropriate to the circumstances and for the work completed and accepted by Sponsor.

Termination or expiration of this Agreement for reasons other than an unremedied failure to meet the material obligations under this Agreement shall not affect the rights and obligations of the parties accrued prior to termination.

25. Arbitration

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In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflicts amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the parties are unable to resolve shall be settled through arbitration conducted as set forth in this paragraph and otherwise in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation.

All arbitration proceedings shall be heard and decided by a single arbitrator mutually acceptable to Sponsor and Harvard. In the event that Sponsor and Harvard are unable to agree on the selection of a single arbitrator, then the proceedings shall be heard by a panel of three arbitrators, one of whom is chosen by Sponsor, one of whom is chosen by Harvard, and the third of whom is appointed by the American Arbitration Association from its panel of arbitrators. Such arbitration shall be held in Boston, Massachusetts. The award through arbitration shall be final and binding. Either Party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party to which the subject matter of this Agreement may be relevant.

26. Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original of this Agreement, and all of which shall together constitute one and the same instrument. Complete sets of counterparts shall be lodged with each Party.

27. For Negotiation

Each Party acknowledges and agrees that the provisions of this Agreement have been the subject of discussion and negotiation and, with particular reference to any exclusion clauses set out herein, are fair and reasonable having regard to the circumstances as at the date of this Agreement.

28. Entire Agreement

This instrument contains the entire Agreement between parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this Agreement, shall affect or modify any of the terms or obligations herein contained.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of


                                   GEMINI RESEARCH, LIMITED

                                   By: /s/ [ILLEGIBLE]
                                       ----------------------------------

                                   Title: CEO
                                          -------------------------------

                                   Date: 16-12-97
                                         --------------------------------

                                   PRESIDENT AND FELLOWS OF
                                   HARVARD COLLEGE


                                   By: /s/ [ILLEGIBLE]
                                       ----------------------------------

                                   Title: [ILLEGIBLE]
                                          -------------------------------

                                   Date: DEC 19 1997
                                         --------------------------------

                                   APPENDIX A

                                LICENSE AGREEMENT
                                PROGRAM MATERIALS
                                    KNOW HOW

                             Effective as of [date]

                        Re: Harvard Case [case number(s)]

In consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       As used in this Agreement, the following terms shall have the following meanings:

1.1 AFFILIATE: any company, corporation, or business in which LICENSEE owns or controls at least fifty percent (50%) of the voting stock or other ownership. Unless otherwise specified, the term LICENSEE includes AFFILIATES.

1.2 HARVARD: President and Fellows of Harvard College, a nonprofit Massachusetts educational corporation having offices at the Office for Technology and Trademark Licensing, 124 Mt. Auburn Street, Suite 410 South, Cambridge, Massachusetts 02138.

1.3 KNOW HOW: unpatented technical and other information which is not in the pubic domain, including information comprising or relating to concepts, discoveries, data, formulas, ideas, inventions, procedures for experiments and tests and results of experimentation and testing, including results of research or development processes, including manufacturing processes, specifications and techniques developed by Dr. Xiping Xu, which is owned or controlled by HARVARD during the term of this Agreement.

1.4 LICENSEE: Gemini Research Limited, a corporation having offices at 162 Science Park, Milton Rd, Cambridge, UK CB4 GH.

1.5 PROGRAM MATERIALS: any and all materials obtained and/or developed under the Study by Dr. Xiping Xu, including, but not limited to blood, plasma, cells, cell lines and tissues and any and all DNA and RNA isolated therefrom and any progeny related to such blood, plasm, cells, cell lines and tissues, all to the extent owned by Harvard.

1.6 SPONSORSHIP AGREEMENT: the Agreement, dated _______, 1997, between the President and Fellows of Harvard College and Gemini Research Limited under which Gemini provides funding to the Harvard School of Public Health for a study involving the recruitment and observation of and collection of certain material from 2500 sets of twins aged between 18 to 75.

1.7    TERRITORY: Worldwide.

1.8 The terms "Public Law 96-517" and "Public Law 98-620" include all amendments to those statutes and the May 17, 1996 NIH Procedures for Handling Non-Election of Title to Unpatented Biological Materials.

                                   ARTICLE II
                                 REPRESENTATIONS

2.1 (a) Although it has not made any investigations, to the best of HARVARD's knowledge, the licensed PROGRAM MATERIALS and KNOW HOW do not interfere with or infringe on any intellectual property rights owned or possessed by any third party;

       (b) Then are no claims, judgements or settlements against or owed by HARVARD or pending or threatened claims or litigation relating to the PROGRAM MATERIALS or KNOW HOW.

       (c) HARVARD has disclosed to LICENSEE all the relevant information in HARVARD's possession regarding PROGRAM MATERIALS or KNOW HOW.

2.2 HARVARD has the full right, power and authority to enter into this Agreement and to issue licenses under PROGRAM MATERIAL and KNOW HOW.

2.3 HARVARD is committed to the policy that ideas or creative works produced at HARVARD should be used for the greatest possible public benefit, and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest.

2.4 LICENSEE is desirous of obtaining an exclusive commercial license in the TERRITORY in order to practice the KNOW HOW and use PROGRAM MATERIALS in the United States and in certain foreign countries.

2.5 HARVARD is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

                                   ARTICLE III
                                 GRANT OF RIGHTS

3.1 HARVARD hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, an exclusive, royalty-free commercial license under PROGRAM MATERIALS and KNOW HOW in the TERRITORY. Such license shall include the right to grant sublicenses. In order to provide LICENSEE with commercial exclusivity, HARVARD agrees that it will not grant licenses under KNOW HOW and that it will not provide PROGRAM MATERIALS to others except as required in 3.2(a) or as permitted in 3.2(b) and 3.2(c).

3.2 The granting and exercise of this license is subject to the following conditions:

       (a) HARVARD's "Statement of Policy in Regard to Inventions, Patents and Copyrights," dated March 17, 1986, Public Law 96-517, Public Law 98-620, and HARVARD's obligations under agreements with other sponsors of research. Any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification as may be required to conform to the provisions of those statutes.

       (b)    HARVARD reserves the right to

              (i) make, use, and provide the PROGRAM MATERIALS to others on a non-exclusive basis, and grant others non-exclusive licenses to make and use the PROGRAM MATERIALS, all for academic research purposes; and

              (ii) make and use, and grant to others non-exclusive licenses to make and use for academic research purposes, the subject matter described in KNOW HOW.

       (c) Subject to Clause 12 of the SPONSORSHIP AGREEMENT, LICENSEE and HARVARD acknowledge and agree that Principal Investigator may use Know How, Program Materials and Program Inventions in his own academic research or in collaborative research with other academic investigators, provided, however, that such research is not undertaken to as to conflict with the rights of LICENSEE under this Agreement or under the SPONSORSHIP AGREEMENT. If any inventions are made by the Principal Investigator as a result of any such research employing Know How, Program Materials and Program Inventions after the expiration of the SPONSORSHIP AGREEMENT, Harvard agrees to notify LICENSEE in writing of such invention at the time any such inventions become available for commercial licensing.

       (d) In all sublicenses granted by LICENSEE hereunder, LICENSEE shall provide in such sublicenses that such sublicenses are subject and subordinate to the terms and conditions of this Agreement. Copies of all sublicense agreements shall be provided promptly to HARVARD

3.3 All rights reserved to the United States Government and others under Public Law 96-517, and Public Law 98-620 and the May 17, 1996 NIH Procedures for Handling Non-Election of Title to Unpatented Biological Materials, shall remain and shall in no way be affected by this Agreement.

                                   ARTICLE IV
                            TERMINATION OF AGREEMENT

4.1 This Agreement. unless terminated as provided herein, shall remain in effect in perpetuity from the date of execution of this Agreement.

4.2    HARVARD may terminate this Agreement as follows:

       (a) If LICENSEE defaults in its obligations under paragraph 5.4(b) to maintain insurance for any product, process or service relating to, or developed pursuant to this Agreement. HARVARD may terminate this Agreement with respect to said product, process or service.

       (b) If LICENSEE shall become insolvent and the assets of LICENSEE are liquidated. Such termination shall be effective immediately upon HARVARD giving written notice to LICENSEE.

       (c) If LICENSEE defaults in the performance of any material obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by HARVARD, unless due to a bona fide dispute between HARVARD and LICENSEE. Material obligations of LICENSEE are: (i) diligent commercial development of PROGRAM MATERIALS and KNOW HOW (clause 2.3), (ii) sublicense obligations (clause 3.2d) (iii) obligations to indemnify HARVARD and maintain insurance (clause 5.4), (iv) non-use of HARVARD name (clause 5.5),
              (v) non-assignment provisions (clause 5.6) and (vi) compliance with US Export Regulations (clause 5.8). In the event of a bona fide dispute, the parties will submit to arbitration as provided in clause 25 of the SPONSORSHIP AGREEMENT.

4.3 LICENSEE may terminate this Agreement by giving ninety (90) days advance written notice of termination to HARVARD.

4.4 Upon termination pursuant to Paragraph 4.2, whether by HARVARD or by LICENSEE, LICENSEE shall cease all use of the PROGRAM MATERIALS and shall, upon request, return or destroy (at Harvard's option) all PROGRAM MATERIALS under its control or in its possession

4.5 Paragraphs 5.2, 5.4, 5.5, 5.8 of this Agreement shall survive termination.

                                    ARTICLE V
                                     GENERAL

5.1 Except as provided in Section 2.1 of this Agreement, HARVARD makes no representations or warranties whatsoever regarding PROGRAM MATERIALS and KNOW HOW and does not warrant the validity of the PROGRAM MATERIALS and KNOW HOW licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed PROGRAM MATERIALS or KNOW HOW or that PROGRAM MATERIALS or KNOW HOW may be exploited by LICENSEE or an AFFILIATE without infringing other patents.

5.2 EXCEPT AS PROVIDED IN SECTION 2.1, HARVARD EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PROGRAM MATERIALS or KNOW HOW SUPPLIED BY HARVARD.

5.3 LICENSEE shall not distribute or release the PROGRAM MATERIALS to others except as permitted by and to further the purposes of this Agreement. LICENSEE shall protect the PROGRAM MATERIALS at least as well as it protects its own valuable tangible personal property and shall take measures to protect the PROGRAM MATERIALS from any claims by third parties including creditors and trustees in bankruptcy

5.4 (a) LICENSEE shall indemnify, defend and hold harmless HARVARD and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the "Indemnitees"), against any liability, damage, loss or expenses (including reasonable attorneys' fees, and expenses of litigation) incurred by or imposed upon the Indemnitees or any of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

       (b) LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to HARVARD to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

       (c) Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as HARVARD shall require, naming the indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement. If LICENSEE elects to sell-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to HARVARD and the Risk Management Foundation of the Harvard Medical Institutions, Inc. in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this Agreement.

       (d) LICENSEE shall provide HARVARD with written evidence of such insurance upon request of HARVARD. LICENSEE shall provide HARVARD with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, HARVARD shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

       (e) LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE and (ii) a reasonable period after the period referred to in (e)(i) above which in no event shall be less than fifteen (15) years.

5.5 LICENSEE shall not use HARVARD's name or insignia, or any adaptation of them, or the name of any of HARVARD's inventors in any advertising, promotional or sales literature without the prior written approval of

       If to LICENSEE:

           Gemini Research Limited
           162 Science Park
           Milton Rd
           Cambridge, UK CB4 4GH

       If to HARVARD:

           Office for Technology and Trademark Licensing
           Harvard University
           124 Mt. Auburn Street, Suite 410 South
           Cambridge, MA 02138
           Fax: (617) 495-9568

       By such notice either party may change their address for future notices.

       Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

5.10 Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

5.11 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall comply with the dispute resolution provisions (Section 25) of the SPONSORSHIP AGREEMENT.

5.12 This Agreement together with the SPONSORSHIP AGREEMENT constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

       HARVARD except that LICENSEE may state that PATENT RIGHTS are licensed by LICENSEE from HARVARD and LICENSEE may comply with disclosure requirements of all applicable laws relating to its business, including European and United States securities laws. HARVARD shall not use LICENSEE's name, logos, insignias or trademarks, or any adaptation of them, or the name of any LICENSEE director, officer or employee in any advertising, promotional or sales literature, or other public announcement without the prior written approval of LICENSEE.

5.6 Without the prior written approval of HARVARD in each instance, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by LICENSEE to any person whether voluntarily or involuntarily, by operation of law or otherwise, except that LICENSEE may transfer or assign this Agreement and the rights granted hereunder, in whole or in part, to a successor to substantially all of the business for which this Agreement was entered into, and such succession shall include but not be limited to one by acquisitions, merger, change of corporate name or change in make-up, organization, or identity. This Agreement shall be binding upon the respective successors, legal representatives and assignees of HARVARD and LICENSEE.

5.7 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

5.8 LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES, and that it will defend and hold HARVARD harmless in the event of any legal action of any nature occasioned by such violation.

5.9 Any notices to be given hereunder shall be sufficient if signed by the party (or party's attorney) giving same and either (a) delivered in person with receipt acknowledged, or (b) mailed certified mail return receipt requested, or (c) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

                                   APPENDIX A

The following comprises PROGRAM MATERIALS:

                                   APPENDIX B

The following comprises KNOW HOW:

                GENETIC DISSECTION OF COMPLEX DISEASES USING TWINS


                   Xiping Xu, MD, PhD (Principal Investigator)
                              Associate Professor
                    Director, Program for Population Genetics
                        Harvard School of Public Health
                              Channing Laboratory
                         Brigham and Women's Hospital
                            Harvard Medical School

                               SPECIFIC AIMS


     This proposal will support a collaborative effort between the Harvard Program for Population Genetics (HPPG) and the China Genetic Epidemiology Network to conduct large scale genetic epidemiologic studies on complex diseases in a Chinese population using twins. The major goal of the proposed study is to determine whether there are major susceptibility genes for complex traits including *



     THE PROPOSED STUDY WILL BE EXTREMELY POWERFUL AND HIGHLY EFFICIENT IN THAT IT WILL TAKE ADVANTAGE OF BOTH AN EXTREMELY LARGE FAMILY RESOURCE AND A COMPREHENSIVE ANALYTIC STRATEGY.

                        BACKGROUND AND SIGNIFICANCE

     Twins have been used to study the role of genetic factors for a large number of different phenotypes. In this project twins will be uniquely matched by age and many environmental factors, providing a natural design to estimate heritability. The goal of the twin study is to compare similarities (correlation) and/or differences in monozygotic (MZ) and dizygotic (DZ) twins to infer and measure genetic control. While greater concordance in MZ twins compared to DZ twins can argue in favor of genetic factors, any discordances in MZ twins underscores a role for environmental factors. The classic twin study involves several key assumptions, (1) monozygotic twins are completely identical for all genetic factors; (2) dizygotic twins are no more alike genetically than full sibs and share, on average, half their genes; (3) both types of twins are samples from the same gene pool; and (4) the environmental components of variance of both types of twins are similar.

     In addition to obtaining estimators of heritability from twin studies, twins and their families can be used to test for gene-environmental interactions and other components of variation not usually addressable in family studies. Extending the standard twin study design to include the spouses and offspring of twins allows for direct testing of gender effects on the expression of genetic components, longitudinal differences in these same components, and the testing of possible genotype by environmental interaction. Previous studies that have utilized the twin family design, have suggested that some of the maternal influences on birth weight could be genetic in origin. Despite the fact that the analysis of twin data alone is restricted both in terms of the underlying assumptions and in inferences that can be made to the general population, much information can still be gained about the degree of genetic control over a trait from using this naturally fixed sampling design. More recently, DZ twins have been used to map genes of complex diseases. Because of less confounding from age and other environmental factors, a DZ twin study design should be more powerful than one with full siblings. The most powerful twins should be those with extremely discordant or concordant quantitative traits. A large number of twins have to be screened to obtain a sufficient number of extremely discordant or concordant DZ twins.

     With a population of 74 million, Anhui province is located in the eastern central part of China.


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The Yangtze River runs through the southern part of this province. This province represents the average standard of living for the country. The majority of the population are agricultural workers, producing mainly cotton, tea and rice. It is also a major source of industry and textile manufacturing. Hefei, the capitol of Anhui province and centrally located, is the political, economic, cultural and transportation center of Anhui. Iron and steel industry surround the city and coal mining is quite prevalent.

     This proposal brings together a multidisciplinary group of investigators who possess the expertise and practical experience to carry out this proposed study. A number of studies have been carried out that have made use of (or are making use of) individuals from the Anhui province of China. We document some of these studies below as a way of providing evidence that studies of the type proposed are indeed feasible.

     The Harvard-China collaborative study on genetics, environment, nutrition, and human health was initiated in July, 1993. *


                      EXPERIMENTAL DESIGN AND METHOD

1. FAMILY COLLECTION.
a. DESCRIPTION AND SELECTION OF STUDY COMMUNITIES

    The study will be conducted in collaboration with Anhui Medical University and the Anqing Health Bureau in Anqing, China. It is known that Anqing was settled 2,000 years ago. Our study population is extremely homogenous, in that the rural areas surrounding Anqing have never been heavily traveled (e.g., due to lack of public and private vehicles other than bicycles). The people living in these areas all speak the local Anqing dialect providing further evidence of homogeneity.

    Anqing stretches for about 80 km along the north bank of the Yangtze river. Annual average temperature is 15.0 degrees C. Anqing has 3 urban areas and 8 rural counties, with a total area of 15,000 km TO THE POWER OF 2. The total population in 1990 was 5.8 million (urban: 9%, and rural 91%) with 29% under age 15, 69% between the ages of 15 and 59, and 8% over age 60. The birth and mortality rates per thousand were 26.2 and 7.0, respectively, and average life expectancy was 65 years. The collection of index families was carried out in eight counties of Anqing City (Zongyang, Huining, Qianshan, Tongcheng, Taihu, Wangjiang, Susong and Yueri). Anqing was selected for genetic studies for the following reasons: (1) individuals are relatively homogeneous with respect to ethnic group, environment, occupation and diet;
(2) the village has existed for several thousand years with quite a stable resident population; and (3) the population of 5.8 million is large enough to ensure that 4,000 index case families will be available. Moreover, dozens of previous studies conducted by the investigators in

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

Anqing have proven several important points. First, these studies have demonstrated the investigators' productivity and success in carrying out large-scale population studies in Anqing. Second, data from these studies have allowed pilot testing and validation of respiratory and household survey questionnaires, equipment, research methodology, laboratory set-up (e.g. pulmonary function test, skin test, biosample management) and field preparation. Third, these studies have provided important baseline data on the population and the environment. Finally, through these studies, the investigators have trained hundreds of Chinese researchers and field workers at Anhui Medical University and in Anqing City, established effective quality control procedures, and strengthened collaborations with universities, research institutions, various levels of health authorities and health professionals in Anhui, China.

h.  IDENTIFICATION OF TWINS

        Medical care in each county of our study is administered through a three-tiered (county, township and village) service network. Established a quarter of century ago to provide medical services for all residents, this care system of 25,000 physicians offers a unique opportunity to conduct a genetic study on twins. *

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                            3